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                                                                    EXHIBIT 99.4

                             IMPORTANT INFORMATION

    On October 17, 2000, AXA, AXA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of AXA, and AXA Financial entered into an agreement and plan of merger. Pursuant to this agreement, AXA and AXA Merger Corp. have commenced an offer to exchange each outstanding publicly held share of AXA Financial common stock for 0.295 of an AXA ADS and $35.75 in cash. Shares of AXA Financial common stock owned, directly or indirectly, by AXA and shares held in treasury by AXA Financial will not be exchanged pursuant to this offer. The exchange offer will be followed by the merger of AXA Merger Corp. with and into AXA Financial. In the merger, any of your shares of AXA Financial common stock that were not tendered and exchanged in the exchange offer are expected to be converted into the right to receive the same per share consideration as paid in the exchange offer, subject to appraisal rights under Delaware Law.

    As described in the enclosed prospectus, the Board of Directors of AXA Financial, following the unanimous recommendation of a Special Committee consisting of five independent directors of AXA Financial, has determined that the terms of the offer and the merger are fair to, and in the best interests of, AXA Financial and its stockholders (other than AXA and its affiliates), and unanimously recommends that the holders of AXA Financial common stock accept the exchange offer and tender their shares pursuant to the exchange offer.

    TENDERING YOUR SHARES OF AXA FINANCIAL COMMON STOCK IN THE EXCHANGE OFFER WILL NOT AFFECT YOUR INSURANCE POLICY WITH THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, THE EQUITABLE OF COLORADO OR ANY OTHER INSURANCE SUBSIDIARY OF AXA FINANCIAL.

    Your package contains the following materials in addition to this document:

    - a prospectus, which contains important information relating to AXA, AXA Financial and the exchange offer and subsequent merger;

    - a letter of transmittal, which you need to complete and sign in order to tender your shares of AXA Financial common stock, unless you effect a book-entry delivery of your shares through the Depository Trust Company ("DTC");

    - a booklet with instructions on how to complete the letter of transmittal;

    - a return envelope to return your completed letter of transmittal and stock certificate(s), if applicable;

    - a notice of guaranteed delivery that you may use if you wish to tender shares of AXA Financial common stock pursuant to the exchange offer and the certificates evidencing your shares are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date of the exchange offer or cannot complete the procedure for delivery by book-entry transfer on a timely basis;

    - a letter to the stockholders of AXA Financial from Edward D. Miller, President and Chief Executive Officer of AXA Financial;

    - a Solicitation/Recommendation Statement of AXA Financial, which is attached to the letter from Edward D. Miller and sets forth the recommendations of the Board of Directors of AXA Financial in connection wit the offer and merger; and

    - Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; IRS Form W-8 Certificate of Foreign Status; and IRS Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.

PLEASE READ THE ENCLOSED MATERIALS CAREFULLY BEFORE DECIDING TO TENDER YOUR SHARES. YOU CAN FIND A SUMMARY OF THE TERMS OF THE EXCHANGE OFFER IN THE SECTION ENTITLED "QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION" STARTING ON PAGE 1 OF THE ENCLOSED PROSPECTUS.
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    You will receive a separate exchange package in the mail for each separate account you have.

    If you cannot locate all or any of the certificates evidencing your shares of AXA Financial common stock, refer to the Affidavit of Lost or Destroyed Certificates that is attached to the Letter of Transmittal. In this case, your check for the issuance premium must accompany the letter of transmittal when it is returned.

    In order to tender your shares:

    - You must complete and sign the enclosed letter of transmittal unless you hold your shares of AXA Financial common stock in book-entry form through a financial institution that is a participant in DTC.

    - You must return the signed letter of transmittal with any certificate(s) evidencing your shares of AXA Financial common stock in the enclosed return envelope by December [ - ], 2000. Within five business days of receipt of these documents, the exchange agent will send you an acknowledgement indicating receipt of your letter of transmittal and the certificate(s) evidencing your shares of AXA Financial common stock. For your protection, do not sign the certificate(s) representing your shares of AXA Financial common stock.

    - If you hold your shares of AXA Financial common stock in book-entry form through a financial institution that is a participant in DTC, you may direct that institution to make book-entry delivery of your shares by causing DTC to transfer these shares into the exchange agent's account at DTC. In that case, you do not need to return the signed letter of transmittal.

    If you tender your shares of AXA Financial common stock in the offer, it is expected that the ADRs evidencing the AXA ADSs that you will receive in exchange thereof will be held in book-entry form.

    IF YOU HAVE ANY QUESTIONS REGARDING THE LETTER OF TRANSMITTAL OR THE EXCHANGE PROCESS, PLEASE CALL TOLL FREE THE INFORMATION AGENT GEORGESON SHAREHOLDER COMMUNICATIONS INC. AT (866) 678-2293.

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